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                   CERTIFICATE OF DESIGNATIONS, PREFERENCES,
              AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                            OF GLOBAL CASINOS, INC.

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                                Pursuant to the
                 General Corporation Law of the State of Utah

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     GLOBAL CASINOS, INC., a corporation organized and existing under the laws of the State of Utah (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in Article IV of its Articles of Incorporation, and in accordance with the provisions of the General Corporation Law of the State of Utah, the Company's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized Preferred Stock, designated as Series B Convertible Preferred Stock:

     RESOLVED THAT:

          WHEREAS, by virtue of Article IV of its Articles of Incorporation, the Company has the authority to issue ten million (10,000,000) shares of Preferred Stock of the par value of $0.01 per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Utah;

          NOW THEREFORE, the Company's Board of Directors hereby establishes a series of the class of Preferred Stock authorized to be issued by the Company as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

          1.   DESIGNATIONS AND AMOUNTS.
               ------------------------
               Four hundred thousand (400,000) shares of the Company's authorized Preferred Stock are designated as Series B Convertible Preferred Stock, having a face value of Ten Dollars ($10.00) per share.

          2.   DEFINITIONS.
               -----------
               For the purposes of this Resolution the following definitions shall apply:

               (a)  "Board" shall mean the Board of Directors of the Company.

               (b) "Company" shall mean Global Casinos, Inc., a Utah corporation formed on June 8, 1978.

               (c) "GAI" shall mean Global Alaska Industries, Inc., an Alaska corporation and wholly-owned subsidiary of the Company

               (d) "Original Issue Date" for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was originally issued.

               (e) "Preferred Stock" shall refer to Series B Convertible Preferred Stock having a face value of Ten Dollars ($10.00) per share.

               (f) "Subsidiary" shall mean any corporation at least fifty percent (50%) of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries.

          3.   Dividends.
               ---------

               (a) The holders of outstanding Preferred Stock shall be entitled to receive dividends at the annual rate of 8% based on the stated value per share computed on the basis of a 360-day year and twelve 30-day months. Dividends shall be calculated from the date of issue and payable, in each case monthly on the fifteenth day of each month for the preceding month (the "Dividend Payment Date"). Dividends shall be paid to recordholders of shares of Preferred Stock as of the date one business day prior to the Dividend Payment Date (the "Dividend Record Date"). The right of the holder of shares of Preferred Stock as of the Dividend Record Date to the relevant dividend shall not be affected by the subsequent transfer or cancellation of such shares; such dividend being payable to the holder as of the Dividend Record Date notwithstanding such transfer or cancellation.

               (b) Dividends on the shares of Preferred Stock shall be cumulative; therefore, a full dividend on the shares of this series with respect to any dividend period shall be declared by the Board of Directors of the Company and the Company shall be obligated to pay full dividend on the shares of this series with respect to such dividend period. Any outstanding and unpaid dividends shall bear interest at the rate of twelve (12%) per annum or the highest interest rate allowed by law.

               (c) The obligation of the Company to declare and pay the Preferred Stock dividend provided for in Paragraph 3(a) above shall be secured by (i) a Security Agreement with GAI dated August 1, 1997 granting to the holders of the Preferred Stock a security interest in all of the tangible and intangible assets of Alaska Bingo Supply, Inc., an Alaska corporation ("ABS"), and (ii) a Stock Pledge Agreement dated August 1, 1997 by GAI granting to the holders of the Preferred Stock a security interest in one hundred percent (100%) of the issued and outstanding shares of capital stock of ABS as amended by a Stock Pledge Agreement with the Company and GAI of even date granting a security interest all capital stock of ABS to secure payment of the dividends on Preferred Stock. In the event the Company defaults in the payment of the Preferred Stock dividend provided for in Section 3(a) above, and such default continues for a period of ten days, then and in such event the Promissory
               Note in the principal amount of Four Hundred Fifty Thousand Dollars ($450,000) of even date given by GAI shall be immediately due and payable and the holder of the Preferred Stock shall have the right to immediately seize and take possession of all collateral, inventory, furniture, fixtures and equipment as well as accounts receivable and other tangible and intangible assets of ABS given as security as well as take possession of the shares of ABS Common Stock pledged to secure such payments. Should holder exercise his right under the Security Agreement and Stock Pledge Agreement in accordance with the foregoing, such exercise shall be deemed holder's sole and exclusive remedy, it being understood that neither the Company nor GAI shall have any further liability for any deficiency, it being expressly understood that the holders of Preferred Stock shall have as their sole and exclusive remedy the exercise of their rights under the Security Agreement and Stock Pledge Agreement. Upon exercise by the holders of the Preferred Stock of the rights under the Security Agreement and Stock Pledge Agreement, the holder shall have no further recourse as against Global, GAI or their assets or affiliates, and all outstanding shares of this Series B Preferred Stock shall be deemed canceled and retired for all purposes.

               (d) In addition to the Preferred Stock dividend, the holders of outstanding Preferred Stock shall be entitled to participate, "pro rata", in cash dividends paid on outstanding shares of Common Stock, if, when and as the Board of Directors shall in their sole discretion deem advisable, and only from the net profits or surplus of the Company as such shall be fixed and determined by the Board of Directors. The determination of the Board of Directors at any time of the amount of net profits or surplus available for dividend shall be binding and conclusive on the holders of all the stock of the Company at the time outstanding.

          4.   Liquidation Rights.
               ------------------

               (a) In the event of any liquidation, dissolution, or winding up of GAI or the Company, whether voluntary or involuntary, the holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the assets of GAI or the Company available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any outstanding Preferred Stock ranking junior to the Preferred Stock or the Common Stock, an amount equal to Ten Dollars ($10.00) per share plus an amount equal to all accrued and unpaid dividends thereon, whether or not earned or declared, to and including the date full payment shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution, or winding up, and no more. If upon any liquidation, dissolution, or winding up of GAI or the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of GAI or the Company available to be distributed shall be distributed ratably to the holders of the Preferred Stock.

               (b) After the payment or distribution to the holders of the Preferred Stock of the full preferential amounts aforesaid, the holders of any preferred stock ranked junior to the Preferred Stock and the Common Stock then outstanding shall be entitled to receive all the remaining assets of the Company.

               (c) Neither a consolidation, merger or reorganization of GAI or the Company, nor a sale of fifty percent (50%) or more of the Company's capital stock then issued and outstanding nor the purchase or redemption by GAI or the Company of stock of any class, nor the payment of a dividend or distribution from net profits or surplus of GAI or the Company shall be treated as or deemed to be a liquidation hereunder.

          5.   Redemption.
               ----------

               (a) At any time after issuance, the Company, by action of its Board of Directors, may redeem the whole or any portion of the Preferred Stock, at any time, or from time to time, in accordance with the provisions of Paragraphs 5(c) and (d) below (the "optional redemption"). Under no circumstance shall the Company have any obligation to redeem any shares of Preferred Stock.

               (b) In the case of the optional redemption of a portion, but not all of the issued and outstanding Preferred Stock, the Company shall select by lot or pro rata, in such reasonable manner as the Board of Directors may determine, the shares to be redeemed. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which and the terms and conditions upon which the Preferred Stock shall from time to time be redeemable. On and after the date specified in the notice provided for in Paragraph 5(d), each holder of the Preferred Stock called for redemption as aforesaid, upon presentation and surrender at the place designated in such notice of the certificate or certificates evidencing said Preferred Stock held by him, her or it, properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive therefor the redemption price thereof. Notwithstanding the foregoing, except in accordance with an offer made to all holders of Preferred Stock, the Company shall not at any time redeem or purchase less than the whole amount of its then outstanding Preferred Stock unless all cumulative dividends upon all Preferred Stock outstanding and not then to be redeemed or purchased shall have been paid or declared and set apart for payment.

               (c) The redemption price for each share of Preferred Stock shall be an amount in cash equal to the sum of Ten Dollars ($10.00) (such total amount being hereinafter referred to as the "Redemption Price").

               (d) At least ten (10) days and not more than twenty (20) days prior to the date fixed for any such redemption of the Preferred Stock (hereinafter referred to as the "Redemption Date"), written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, first class postage prepaid, to each holder of record of the Preferred Stock to be redeemed at his post office address last shown on the records of the Company.

                    (i)  The Redemption Notice shall state:

                    (ii) That all or a portion of the holder's outstanding shares of Preferred Stock are being called for redemption;
                    (iii) The number of shares of Preferred Stock held by the holder that the Company intends to redeem;

                    (iv) The Redemption Date and the Redemption Price;

                    (v) The date upon which the holder's Conversion Rights (as hereinafter defined) as to such shares terminate; and

                    (vi) That the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed, if and to the extent such shares are certificated.

               (e) On or before the Redemption Date, each holder of Preferred Stock to be redeemed, unless such holder has exercised his right to convert the shares as provided in Paragraph 7 hereof, shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

               (f) If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price is either paid or irrevocably made available for payment through the deposit arrangement specified in Subparagraph 5(g) below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefore, if and to the extent such shares are certificated.

               (g) At least five (5) days prior to the Redemption Date, the Company shall deposit with any bank or trust company a sum (or an irrevocable letter of credit) equal to the aggregate Redemption Price of all shares of Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders entitled thereto upon the surrender of their share certificates. From and after the Redemption Date, the shares so called for redemption and not previously converted as provided in Paragraph 7 shall be redeemed if such deposit shall have been made with such instructions or authority on or before the tenth (10th) day prior to the Redemption Date. The deposit shall on the Redemption Date constitute full payment of the shares to their holders, and from and after the Redemption Date the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one (1) year from the Redemption Date by any holder of shares called for redemption (and not converted prior to the Redemption Date as provided in Paragraph 7) shall be released or repaid to the Company, after which the holders of such shares called for redemption and not converted prior to the Redemption Date shall be entitled to receive payment of the Redemption Price for such shares only from the Company. In addition, any funds so deposited by the Company as provided herein which are not required as at the Redemption Date to pay the Redemption Price for any shares called for redemption, by reason of the fact that certain, or all, of such shares have been converted prior to the Redemption Date as provided in Paragraph 7, shall be released or repaid to the Company upon the date or dates of conversion of such shares.

          6.   Voting Rights.
               -------------
               Holders of the Preferred Stock shall have no right to vote on any matter voted upon by the holders of the outstanding shares of Common Stock at any regular or special meeting of the shareholders of the Company.

          7.   Conversion.
               ----------
               The following of the Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

               (a) RIGHT TO CONVERT. A number of shares of equivalent value of Preferred Stock shall be convertible, at the option of the holder thereof, at any time commencing the earlier of (i) one
               (1) year from the date of issue or (ii) upon the effective date of a Registration Statement registering for sale under the Securities Act of 1933, as amended (the "Securities Act"), the shares of the Company's Common Stock issuable upon such conversion (the "Conversion Stock"), (and, if the Company has exercised its redemption right as described in paragraph 5 hereof with respect to all or any of the Preferred Stock, in the case of the Preferred Stock called for redemption, up to the date prior to the Redemption Date as fixed in any Redemption Notice), at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, into a number of shares of equivalent value of fully paid and nonassessable share of Common Stock.

               (b) LIMITATION ON CONVERSION STOCK. Notwithstanding the provisions of Paragraph 7(a) above, the maximum number of shares of Conversion Stock issuable pursuant to the exercise by Holders of the conversion rights set forth in Paragraph 7(a) above shall be two hundred ninety-seven thousand four hundred (297,400) shares of the Common Stock (the "Maximum Aggregate Conversion") unless the shareholders of the Company, at a duly convened meeting of the Company's shareholders ratify and approve the conversion of up to all of the shares of Preferred Stock of the Series into shares of Common Stock even if such conversion results in the issuance of shares of the Company's Common Stock in excess of the Maximum Aggregate Conversion.

               (c) CONVERSION RATE. Each share of Preferred Stock shall be convertible into a one (1) share of Common Stock at a conversion value of Ten Dollars ($10.00) per share. Notwithstanding the foregoing, attached hereto as Exhibit "A" and incorporated herein by reference is a schedule setting forth the minimum monthly optional redemption (the "Minimum Monthly Optional Redemption") with respect to the Company's exercise of its optional redemption right pursuant to Paragraph 5(a) hereof. In the event the Company does not redeem a number of shares of Preferred Stock during any given month in accordance with the Minimum Monthly Optional Redemption schedule, then and in such event the shares of Preferred Stock subject to such Minimum Monthly Optional Redemption may be converted, at the option of the Holder, into shares of the Company's Common Stock at a conversion value equal to the fair market value of the Company's Common Stock on the first day of such month for which the Minimum Monthly Optional Redemption is not exercised. For the purposes of this Paragraph 7(c), the "Fair Market Value" of the Company's Common Stock shall be equal to the average closing bid and ask prices of the Company's Common Stock on the over-the-counter market on such date (hereafter referred to as the "Market Conversion Value"). The Market Conversion Value shall be applicable with respect to such shares of Preferred Stock subject to the Minimum Monthly Optional Redemption for a period of thirty (30) days following the determination date.

               (d) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall give written notice to the Company or to the transfer agent, if appointed, that he elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares
               of Common Stock on such date.    All costs of conversion and
               subsequent sale of Conversion Stock shall be paid by the Company. The Company shall maintain an effective Registration Statement for the sale of Conversion Stock throughout the life of the Preferred Stock.

               (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph 7(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (f) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time, or from time to time after the Original Issue Date for a series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional fully paid and nonassessable shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate for such series of Preferred Stock then in effect by a fraction:

                    (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                    (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully made on the date fixed therefor, the Conversion Rate for such series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate for such series of Preferred Stock shall be adjusted pursuant to this Paragraph 7(f) as of the time of actual payment of such dividends or distributions.

               (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 7), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

               (h) REORGANIZATION, MERGERS, CONSOLIDATIONS, OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the company's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting form such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 7 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Paragraph 7 (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (i) NOTICES OF RECORD DATE. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

               (j) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

               (k) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (l) NOTICES. Any notice required by the provisions of this Paragraph 7 to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

               (m) PAYMENT OF TAXES. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.

               (n) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

          8.   No Preemptive Rights.
               --------------------
               No holder of the Series B Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation or to purchase or subscribe for any stock of the Corporation purchased by the Corporation or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Utah.

          9.   No Reissuance of Preferred Stock.
               --------------------------------
               No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue.

          10.  No Senior Rights.
               ----------------
               The Company currently has issued and outstanding without default 147,750 shares of Series A Preferred Stock with rights senior to the Preferred Stock. No other stock, common or preferred shall be issued, nor shall any options be granted to obtain any stock in the Company with rights senior to the Preferred Stock.

     IN WITNESS WHEREOF, said GLOBAL CASINOS, INC., has caused this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock to be duly executed by its President and attested by its Secretary and has caused its corporate seal to be affixed hereto, this 31st day of March, 1998.


               GLOBAL CASINOS, INC.
Attest


/s/ Clifford L. Neuman                  By:  /s/ Stephen G. Calandrella
--------------------------------        ---------------------------------
Secretary

[Corporate Seal]
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                                   EXHIBIT A

                      MINIMUM MONTHLY OPTIONAL REDEMPTION

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
                                 Number of Shares
                    Date          Preferred Stock
                    ----          ---------------

                 1998
                    April                   3,636
                    May                     3,745
                    June                    3,770
                    July                    3,878
                    August                  3,822
                    September               3,848
                    October                 3,954
                    November                3,901
                    December                4,006

                 1999
                    January                 3,955
                    February                3,982
                    March                   4,234
                    April                   4,038
                    May                     4,139
                    June                    4,093
                    July                    4,193
                    August                  4,150
                    September               4,178
                    October                 4,275
                    November                4,235
                    December                4,331

                 2000
                    January                 4,293
                    February                4,323
                    March                   4,480
                    April                   4,382
                    May                     4,474
                    June                    4,443
                    July                    4,533
                    August                  4,504
                    September               4,534
                    October                 4,622
                    November                4,596
                    December                4,683

                 2001
                    January                 4,659
                    February                4,691
                    March                   4,879
                    April                   4,756
                    May                     4,838
                    June                    4,821
                    July                    4,902
                    August                  4,887
                    September               4,921
                    October                 4,999
                    November                4,988
                    December                5,064

                 2002
                    January                 5,056
                    February                5,091
                    March                   5,243
                    April                   5,161
                    May                     5,233
                    June                    5,231
                    July                    5,302
                    August                  5,303
                    September               5,339
                    October                 5,406
                    November                5,412
                    December                5,478

                 2003
                    January                 5,486
                    February                5,523
                    March                   5,636
                    April                   5,599
                    May                     5,660
                    June                    5,676
                    July                    5,734
                    August                  5,753
                    September               5,792
                    October                 5,848
                    November                5,871
                    December                5,925

                 2004
                    January                 5,952
                    February                5,980
                                          -------

                                          340,329
                                          =======
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